Exhibit 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
August 19, 2008	Mary Waters
Farmer Mac
202-872-7700

Farmer Mac Guarantees $475 Million of 3-Year Notes

Transaction Part Of Farmer Mac’s Ongoing Diversification
 Of Its Marketing Focus

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) announced today that it completed  a new transaction in which it is guaranteeing  $475 million of 3-year agricultural mortgage-backed Notes issued by M&I Marshall & Ilsley Bank.  The transaction is a part of Farmer Mac’s ongoing diversification of its marketing focus and expansion of its program offerings to meet the liquidity needs of agricultural mortgage lenders throughout the country.  The offering of the sale of these Notes in the capital markets was announced by Farmer Mac this past August 14th.  The transaction is part of Farmer Mac’s ongoing “AgVantage” program, in which it guarantees the timely payment of principal and interest on Notes issued by an agricultural mortgage lender and secured by Farmer Mac eligible agricultural mortgages.  The Notes issued today are rated Aaa by Moody’s Investors Service, Inc. and AAA by DBRS, Inc.

Farmer Mac President and Chief Executive Officer Henry D. Edelman commented, “This transaction further advances Farmer Mac’s congressional mission to provide greater liquidity to agricultural and rural lenders, including commercial banks, insurance companies, the Farm Credit System and other cooperative lenders.  It underscores Farmer Mac’s ongoing ability to provide a sound secondary market for its customer constituencies in the U.S. agricultural sector and to achieve this business objective through large program transactions that emphasize high asset quality.”

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.